                                                Exhibit 99.1

KFORCE REPORTS FOURTH QUARTER 2020 REVENUE OF $354.0 MILLION
EPS OF $0.86 PER SHARE, UP 30.3% YEAR-OVER-YEAR
TECH FLEX GROWTH ACCELERATES 5.7% SEQUENTIALLY ON A BILLING DAY BASIS
BOARD OF DIRECTORS APPROVES 15% INCREASE IN DIVIDEND
TAMPA, FL, February 8, 2021 — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its fourth quarter and full year 2020.
Fourth Quarter 2020 Financial Highlights
•Revenue for the quarter ended December 31, 2020 was $354.0 million compared to $336.2 million for the quarter ended December 31, 2019, an increase of 5.3%.
•Year-over-year growth in Flex revenue for Tech was 0.8%, while FA experienced an increase of 26.0%. Revenues from our COVID-19 business positively impacted the year-over-year growth in FA Flex by 43.4%.
•Gross profit margin decreased 80 basis points year-over-year in the quarter ended December 31, 2020.
•Selling, general and administrative expense as a percentage of revenue in the quarter ended December 31, 2020 was 21.2%, which decreased 170 basis points from the quarter ended December 31, 2019.
•Income from continuing operations for the quarter ended December 31, 2020 was $18.3 million, or $0.86 per share, as compared to $14.6 million, or $0.66 per share, for the quarter ended December 31, 2019. These represent increases of 25.2% and 30.3%, respectively.
Full Year 2020 Financial Highlights
•Revenue for the year ended December 31, 2020 of $1.40 billion increased 3.3%, on a billing day basis, from $1.35 billion for the year ended December 31, 2019.
•Tech Flex revenue decreased 0.8%, on a billing day basis, to $1.03 billion in 2020 from $1.04 billion in 2019.
•Income from continuing operations for the year ended December 31, 2020 increased 2.7% to $56.0 million, or $2.62 per share, from $54.6 million, or $2.29 per share, for the year ended December 31, 2019.
•We repurchased approximately 1.0 million shares of common stock on the open market at a total cost of approximately $29.4 million during the year ended December 31, 2020.
•Operating cash flows for the year ended December 31, 2020 were $109.2 million versus $66.6 million for the year ended December 31, 2019. Net cash was $3.5 million as of December 31, 2020 versus net debt of $45.2 million as of December 31, 2019.

Management Commentary
David L. Dunkel, Chief Executive Officer, commented, “Considering all of the significant challenges our nation and world endured, it is remarkable to see how we have persevered, adapted and in some cases, prospered. Our talented team delivered extraordinary financial results and we are grateful and proud of their exceptional efforts. We believe the years of preparation had us strategically situated very well as we entered the pandemic in early 2020, not the least of which was to principally focus our efforts on helping world class companies solve their strategic objectives by providing critical technology talent and solutions. Our belief is that the pandemic has heightened the urgency to rapidly digitize operating models to meet competitive threats from existing and emerging disruptors. As to our financial results for the fourth quarter, most notably, our technology business grew nearly 6% sequentially, per billing day, and resumed growth on a year-over-year basis of nearly 1%. Our results in this line of business have continued to significantly outpace the overall market expectation and we will continue to prioritize allocating capital to this business. We are also further adapting our operating model and focus as an organization, including the migration of our FA business, as we head into what we believe will be a robust demand environment in 2021 for our professional services and solutions.”
Joseph J. Liberatore, President, commented, “Our technology and FA businesses continued to experience an increase in consultant assignment growth, which only strengthened as we progressed through the fourth quarter. Encouragingly, we also experienced the lowest level of technology assignment ends at year end that we have on record, which we believe speaks to the strength in technology demand. Over the last several years, we have significantly invested in our managed teams and solutions capabilities to bring a higher-value, differentiated solution to our clients, and we are experiencing tremendous success. We also began intensifying our efforts to further improve the quality of our revenue stream by migrating our FA business towards more highly skilled assignments that are less susceptible to technological change and automation and are more synergistic with our technology business. We are tremendously excited about our prospects in 2021 and beyond.”
David M. Kelly, Chief Financial Officer, said, “We continue to generate greater levels of profitability than anticipated. Through improving revenue trends, including an increasing mix of technology revenues, further improvements in associate productivity and structural cost reductions, we expect these trends to continue. We exited 2020 with net cash of approximately $3.5 million and have significant capacity under our $300 million credit facility, which gives us optimal flexibility to continue investing in our business and strategically deploying our capital. We are pleased to announce that our Board of Directors approved a 15% increase to our dividend from $0.20 per share to $0.23 per share, effective in the first quarter. This dividend will be payable on March 26, 2021, to shareholders of record as of the close of business on March 12, 2021.”
First Quarter 2021 - Guidance
Looking forward to the first quarter of 2021, there will be 63 billing days, as compared to 62 billing days in the fourth quarter of 2020, and 64 billing days in the first quarter of 2020. Revenue per billing day in the fourth quarter of 2020 was $5.7 million. Current estimates for the first quarter of 2021 are:
•Revenue of $354 million to $364 million
•Earnings per share of $0.57 to $0.65
•Gross profit margin of 27.4% to 27.6%
•Flex gross profit margin of 25.4% to 25.6%
•SG&A expense as a percent of revenue of 21.6% to 21.8%
•Operating margin of 5.2% to 5.6%
•Effective tax rate of 28.0%
Full Year 2021 – Financial Expectations
The information below reflects our 2021 financial expectations, which assumes continued strong growth in our technology business and takes into account the revenue declines from the COVID-19 revenues and the strategic alignment of our FA business into higher-skilled areas such as analytical and decision support. Our expectations also reflect an expectation of improved profitability levels. We expect that our business mix as we enter 2022 will be comprised of roughly 85% of technology revenues.
•Revenue of $1.368 billion to $1.430 billion
•Operating margin of 6.0% to 6.3%
•Earnings per share of $2.68 to $3.00

For 2021, there will be 252 billing days as compared to 254 billing days in 2020. There is one less billing day in the first and fourth quarters of 2021 compared to 2020. Included below is a table of revenue ranges for 2021:

Range of Revenue Assumptions
	Billing Day %	$
Technology	8.0% to 12.0%	$1.125B to $1.165B
Finance & Accounting	-3.0% to -12.0%	$203M to $225M
COVID	-65.0%	$40M
Overall	-1.3% to 3.0%	$1.368B to $1.430B
Conference Call and Annual Meeting
On Monday, February 8, 2021, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (877) 344-3890 and the conference passcode is Kforce. The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com) in the Events & Presentations section.
The replay of the call will be available from 8:00 p.m. E.T., Monday, February 8, 2021 until February 15, 2021 by dialing (855) 859-2056, passcode 5864699 or at http://investor.kforce.com.
Our 2021 Annual Meeting of Kforce Inc. Shareholders will be held on Thursday, April 23, 2021 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m. E.T.
About Kforce
Kforce Inc. is a domestic professional staffing services and solutions firm that specializes in the areas of Technology and Finance and Accounting. Each year, through our network of field offices located throughout the U.S. and two national delivery centers, we provide opportunities for over 30,000 highly skilled professionals who work with over 3,000 clients, including a significant majority of the Fortune 500. At Kforce, our promise is to deliver great results through strategic partnership and knowledge sharing. For more information, please visit our website at http://www.kforce.com.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, the Firm's guidance for the first quarter of 2021, its financial expectations for the year ended December 31, 2021, and statements regarding the performance of technology-focused businesses, the secular drivers of technology demand, the pace of digital transformation, the Firm’s opportunity to continue investing in its future growth, returning capital to its shareholders including the intent and ability to declare and pay quarterly dividends. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions, growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; a reduction in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; the impacts (direct and indirect) of COVID-19 on our business, our consultants and employees, and the overall economy; the migration of our FA business towards more highly skilled assignments; changes in the service mix; ability of the Firm to repurchase shares; the occurrence of unanticipated expenses; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that impact our business and our ability to comply with the same; risk of contract performance, delays or termination or the failure to obtain new assignments or contracts, or funding under contracts; changes in client demand and our ability to adapt to such changes; our ability to continue to perform under the government-sponsored COVID-19 related initiatives; continued performance of and improvements to our enterprise information systems; impacts of outstanding litigation or other legal matters, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ending December 31, 2019, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019
Revenue	$354,048	$365,424	$336,230
Direct costs	253,587	261.546	238,205
Gross profit	100,461	103,878	98,025
Selling, general and administrative expenses	75,099	75,852	77,114
Depreciation and amortization	1,174	1,308	1,431
Income from operations	24,188	26,718	19,480
Other expense, net	1,298	938	1,219
Income from continuing operations, before income taxes	22,890	25,780	18,261
Income tax expense	4,605	7,017	3,652
Income from continuing operations	18,285	18,763	14,609
Loss from discontinued operations, net of tax		—	(401)
Net income	$18,285	$18,763	$14,208
Earnings per share - diluted:
Continuing operations	$0.86	$0.89	$0.66
Discontinued operations	—	—	(0.02)
Earnings per share - diluted	$0.86	$0.89	$0.64

Weighted average shares outstanding - diluted	21,377	21,180	22,266
Adjusted EBITDA	$28,259	$30,948	$23,356

Billing days	62	64	62

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year Ended
	Dec. 31, 2020	Dec. 31, 2019
Revenue	$1,397,700	$1,347,387
Direct costs	1,001,476	952,349
Gross profit	396,224	395,038
Selling, general and administrative expenses	310,713	314,167
Depreciation and amortization	5,255	6,050
Income from operations	80,256	74,821
Other expense, net	5,044	3,425
Income from continuing operations, before income taxes	75,212	71,396
Income tax expense	19,173	16,830
Income from continuing operations	56,039	54,566
Income from discontinued operations, net of tax	—	76,296
Net income	$56,039	$130,862
Earnings per share - diluted:
Continuing operations	$2.62	$2.29
Discontinued operations	—	3.21
Earnings per share - diluted	$2.62	$5.50

Weighted average shares outstanding - diluted	21,395	23,772
Adjusted EBITDA	$97,139	$90,688

Billing days	254	253

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$103,486	$19,831
Trade receivables, net of allowances	228,373	217,929
Prepaid expenses and other current assets	7,033	7,475
Total current assets	338,892	245,235
Fixed assets, net	26,804	29,975
Other assets, net	77,575	72,838
Deferred tax asset, net	10,738	8,037
Goodwill	25,040	25,040
Total assets	$479,049	$381,125
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$35,533	$33,232
Accrued payroll costs	65,849	44,001
Current portion of operating lease liabilities	5,520	5,685
Other current liabilities	300	1,168
Income taxes payable	964	878
Total current liabilities	108,166	84,964
Long-term debt - credit facility	100,000	65,000
Other long-term liabilities	90,948	63,898
Total liabilities	299,114	213,862
Commitments and contingencies
Stockholders’ equity:
Common stock	726	722
Additional paid-in capital	472,378	459,545
Accumulated other comprehensive loss	(4,423)	(1,526)
Retained earnings	388,645	350,545
Treasury stock, at cost	(677,391)	(642,023)
Total stockholders’ equity	179,935	167,263
Total liabilities and stockholders’ equity	$479,049	$381,125

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2020	Q3 2020	Q4 2019
Total Firm
Total Revenue (000's)	$354,048	$365,424	$336,230
GP %	28.4%	28.4%	29.2%
Flex revenue (000’s)	$344,884	$356,687	$325,700
Hours (000’s)	5,697	6,325	5,145
Flex GP %	26.5%	26.7%	26.9%
Direct Hire revenue (000’s)	$9,164	$8,737	$10,530
Placements	537	522	644
Average fee	$17,065	$16,722	$16,227
Billing days	62	64	62
Technology
Total Revenue (000's)	$266,843	$260,251	$264,912
GP %	27.4%	27.7%	28.0%
Flex revenue (000’s)	$262,266	$256,118	$260,153
Hours (000’s)	3,312	3,207	3,391
Flex GP %	26.1%	26.5%	26.4%
Direct Hire revenue (000’s)	$4,577	$4,133	$4,759
Placements	232	206	250
Average fee	$19,701	$20,045	$19,064
Finance and Accounting
Total Revenue (000's)	$87,205	$105,173	$71,318
GP %	31.4%	30.3%	34.8%
Flex revenue (000’s)	$82,618	$100,569	$65,547
Hours (000’s)	2,385	3,118	1,754
Flex GP %	27.5%	27.2%	28.5%
Direct Hire revenue (000’s)	$4,587	$4,604	$5,771
Placements	305	316	394
Average fee	$15,055	$14,557	$14,637

Kforce Inc.
Revenue Growth Rates
(Unaudited)

	Year-Over-Year Revenue Growth Rates
	(Per Billing Day)
	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Billing days	62	64	64	64	62
Tech Flex	0.8%	(4.2)%	(3.0)%	3.3%	4.8%
FA Flex	26.0%	51.6%	28.7%	(3.4)%	(7.6)%
Total Flex	5.9%	6.9%	3.4%	1.9%	2.1%

Kforce Inc.
Supplemental FA Flex Information
(Unaudited)
Kforce secured large contracts to support government-sponsored COVID-19 related initiatives, which materially positively impacted our FA segment and specifically our FA Flex business. Given the contribution of the COVID-19 business, we are providing this supplemental information to better understand the performance of our FA Flex business.

	Three Months Ended December 31, 2020
	Total	COVID FA	Core FA
Supplemental FA Flex Information
Flex revenue (000’s)	$82,618	$28,474	$54,144
Flex GP %	27.5%	26.9%	27.9%
Hours (000’s)	2,385	913	1,472

	Three Months September 30, 2020
	Total	COVID FA	Core FA
Supplemental FA Flex Information
Flex revenue (000’s)	$100,569	$51,090	$49,479
Flex GP %	27.2%	25.1%	29.3%
Hours (000’s)	3,118	1,778	1,340

FA Flex gross profit percentage includes estimates for payroll taxes, benefits and other costs calculated using a consistently applied allocation.

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)
In addition to our financial results presented in accordance GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our Consolidated Statements of Cash Flows. For the years ended December 31, 2020 and 2019, Free Cash Flows includes results from discontinued operations.

(In Thousands)	Year Ended
	Dec. 31, 2020	Dec. 31, 2019
Net income	$56,039	$130,862
Non-cash provisions and other	27,582	(51,650)
Changes in operating assets/liabilities	25,538	(12,595)
Net cash provided by operating activities	109,159	66,617
Capital expenditures	(6,475)	(10,359)
Free cash flow	102,684	56,258
Equity method investment	(4,000)	(9,000)
Change in debt	35,000	(6,800)
Repurchases of common stock	(35,613)	(124,453)
Cash dividends	(16,787)	(16,608)
Net proceeds from the sale of assets held for sale	3,548	122,544
Other	(1,177)	(2,222)
Change in cash and cash equivalents	$83,655	$19,719

Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before (loss) income from discontinued operations, net of tax, depreciation and amortization, stock-based compensation expense, interest expense, net, income tax expense and loss from equity method investment. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is thus susceptible to varying calculations. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded amortization of stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our stockholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
(In Thousands)	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019
Net income	$18,285	$18,763	$14,208
Loss from discontinued operations, net of tax	—	—	(401)
Income from continuing operations	18,285	18,763	14,609
Depreciation and amortization	1,174	1,308	1,431
Stock-based compensation expense	2,889	2,908	2,443
Interest expense, net	862	849	749
Income tax expense	4,605	7,017	3,652
Loss from equity method investment	444	103	472
Adjusted EBITDA	$28,259	$30,948	$23,356

	Years Ended December 31,
(In Thousands)	2020	2019
Net income	$56,039	$130,862
Income from discontinued operations, net of tax	—	76,296
Income from continuing operations	56,039	54,566
Depreciation and amortization	5,255	6,050
Stock-based compensation expense	11,595	9,825
Interest expense, net	3,396	2,586
Income tax expense	19,173	16,830
Loss from equity method investment	1,681	831
Adjusted EBITDA	$97,139	$90,688
Adjusted EBITDA, for the year ended December 31, 2019, was negatively impacted by $2.0 million of severance and other costs due to actions taken as a result of the divestitures of our Kforce Government Solutions businesses.